Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Benefitfocus, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.001 par value per share	Rules 457(c) and 457(h)(1)	3,200,000	$8.12	$25,984,000	$0.0000927	$2,408.72

Total Offering Amounts					$25,984,000		$2,408.72

Total Fee Offsets							$0

Net Fee Due							$2,408.72

(1)

Consists of 3,200,000 additional shares reserved for issuance under the Benefitfocus, Inc. Third Amended and Restated 2012 Stock Plan (the “2012 Stock Plan”). Previously, 3,428,973 shares under the 2012 Stock Plan were registered under Registration Statement No. 333-192278, 2,700,000 shares under the 2012 Stock Plan were registered under Registration Statement No. 333-218633, 1,985,000 shares under the 2012 Stock Plan were registered under Registration Statement No. 333-233088, and 1,500,000 shares under the 2012 Stock Plan were registered under Registration Statement No. 333-242356.

(2)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Registrant’s common stock that become issuable under the 2012 Stock Plan by reason of any stock dividend, stock split, recapitalization, or other similar transaction that results in an increase in the number of outstanding shares of the Registrant’s common stock.

(3)

Estimated in accordance with Rules 457(c) and 457(h)(1) of the Securities Act solely for the purpose of calculating the registration fee based upon the average of the high and low prices of the Registrant’s common stock on the NASDAQ Global Market on August 1, 2022.